United States Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to section 240.14a-12

SHARPS COMPLIANCE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 1, 2015

Dear Stockholder:

On behalf of the board of directors (the “Board of Directors”), I cordially invite you to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Sharps Compliance Corp., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, November 19, 2015 at 10:00 a.m. in the Forum Room at the Hilton Houston Post Oak located at 2001 Post Oak Blvd., Houston, Texas 77056. The formal Notice of the Annual Meeting is set forth in the enclosed materials.

This year, you are being asked to:

1)	act upon the election of five (5) Directors,
2)	cast a non-binding advisory vote on executive compensation, and
3)	ratify the selection by the Audit Committee of the Company’s Board of Directors of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year.

The Board of Directors recommends that you vote “For” Proposals 1, 2, and 3. These matters are discussed in greater detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your participation and vote are important. Even if you plan to attend the Annual Meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give in your proxy. Returning the proxy card will not limit your right to attend or vote at the Annual Meeting. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on November 19, 2015. The Proxy Statement and a copy of our Annual Report on Form 10-K for the year ended June 30, 2015 are available at:

http://investor.sharpsinc.com/annuals.cfm

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of our Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

F. Gardner Parker
Chairman of the Board

9220 Kirby Drive, Suite 500

Houston, Texas 77054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 19, 2015

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Sharps Compliance Corp., a Delaware corporation (the “Company”), will be held on Thursday, November 19, 2015 at 10:00 a.m. (central time) in the Forum Room at the Hilton Houston Post Oak located at 2001 Post Oak Blvd., Houston, Texas 77056 for the purpose of considering and voting upon the following:

1)	the election of five (5) directors to hold office until the next Annual Meeting or until the election and qualification of their respective successors,
2)	a non-binding advisory vote on executive compensation,
3)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year, and
4)	such other business if properly raised.

The Board of Directors recommends that you vote “For” Proposals 1, 2, and 3. These items of business are more fully described in the proxy statement accompanying this notice. The Company’s Board of Directors has fixed the close of business on September 21, 2015 as the record date for the meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

You are cordially invited to attend the annual meeting. To ensure that your shares are represented and voted, however, you should complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible. Your shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted by signing and returning a proxy for the same shares bearing a later date, by filing with the Corporate Secretary of the Company a written revocation bearing a later date or by attending the Annual Meeting and voting in person. You will still be able to vote your shares in person should you decide to attend the Annual Meeting, even if you have previously returned your proxy card.

By Order of the Board of Directors

Diana P. Diaz
Corporate Secretary
Houston, Texas
October 1, 2015

YOUR VOTE IS IMPORTANT

Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope so that your shares will be represented whether or not you attend the Annual Meeting.

SHARPS COMPLIANCE CORP.

9220 Kirby Drive, Suite 500

Houston, Texas 77054

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 19, 2015

SOLICITATION AND OTHER INFORMATION RELATED TO THE COMPANY

General and Revocability of Proxies

This Proxy Statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Sharps Compliance Corp., a Delaware corporation (referred to herein as, the “Company”, “we”, “us” or “our”), on behalf of the Company, to be used at the Annual Meeting of Stockholders of the Company to be held on November 19, 2015 (the “Annual Meeting”) at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and adjournment(s) or postponement(s) thereof. This Proxy Statement and the attached proxy card are expected to be mailed to the stockholders of the Company on or about October 1, 2015.

The accompanying proxy is designed to permit each holder of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (i) to vote for or withhold voting for, the nominees for election as directors of the Company, (ii) to cast a non-binding advisory vote for or against or abstain from voting for, the executive compensation for the officers of the Company as named in this Proxy Statement (referred to as “say-on-pay”), (iii) to ratify the selection by the Audit Committee of the Company’s Board of Directors (the “Board of Directors” or the “Board”) of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the current fiscal year and (iv) to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a stockholder’s executed proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. For items (i) and (ii), which are considered non-routine under Rule 452 of the New York Stock Exchange, which was adopted by the NASDAQ Capital Market, if you do not provide voting instruction, your shares will not be voted for these items. For item (iii), which is considered routine, abstentions and broker non-votes will not affect the outcome of the voting on the proposal. If any other matters properly come before the Annual Meeting, the proxies will vote upon such matters according to their judgment.

The Company encourages the personal attendance of its stockholders at the Annual Meeting, and execution of the accompanying proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote his or her shares in person. Any stockholder with a valid proxy has the right to revoke it by giving written notice of revocation to: Diana P. Diaz, Corporate Secretary, Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054, at any time before the proxy is voted, by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy will be effective, however, until received by the Company at or prior to the Annual Meeting. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

All expenses of the Company in connection with the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company’s directors, officers and employees may solicit proxies by telephone or other means of communication. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held of record by such persons and will reimburse such persons and their transfer agents for their reasonable out-of-pocket expenses in forwarding such material.

The date of this Proxy Statement is October 1, 2015. There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this proxy statement.

Availability of Information at Company Website, Including Annual Report on Form 10-K

The Company’s website address is www.sharpsinc.com. Information provided at the website includes, among other items, current charters for the Audit, Compensation and Corporate Governance Committees of the Board of Directors, Board committees and their composition, the Company’s Code of Ethics, the Company’s Insider Trading Policy, the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, news releases and other information of interest to investors.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, containing audited consolidated balance sheets as of June 30, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and of cash flows for the three fiscal years ended June 30, 2015, is available at http://investor.sharpsinc.com/annuals.cfm. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2015, which the Company has filed with the Securities and Exchange Commission (the “SEC”) (and is available on the SEC’s website at www.sec.gov). Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests for such copies in writing to the Company’s Investor Relations Department, c/o Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054.

Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information that the Company files at the SEC’s public reference rooms at 100 F. Street, NE, Washington, D.C., 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. The SEC also maintains a website at http://www.sec.gov where the Company’s periodic filings and other information regarding the Company are available at no charge.

Code of Ethics

The Company has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Company. The Code of Ethics is available on the Company’s website at www.sharpsinc.com. Amendments to and waivers from the Code of Ethics, if any, will also be disclosed and available on the Company’s website.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

General

The Board has fixed the close of business on September 21, 2015 as the record date (the “Record Date”) for the Annual Meeting. Only holders of record of the outstanding shares of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. At the close of business on September 21, 2015, there were 15,482,139 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter presented to the stockholders. Cumulative voting is not permitted by the stockholders of the Company’s Common Stock.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date is necessary to constitute a quorum for transaction of business at the Annual Meeting. Assuming the existence of a quorum, pursuant to our bylaws, the affirmative vote of a plurality of the shares of Common Stock present, either in person or represented by proxy, and entitled to vote at the Annual Meeting is required to elect directors. With respect to matters other than the election of directors, our bylaws provide that, if a quorum is present, the affirmative vote of a majority of the shares of Common Stock present, either in person or represented by proxy, and entitled to vote at the Annual Meeting is required to decide any such matter brought before such meeting, except as otherwise provided by our Certificate of Incorporation or applicable law. Accordingly, a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting must be cast in favor of the proposal for the non-binding approval of executive compensation in order for such proposal to be approved by our stockholders. If a quorum is not present in person or by proxy, the Annual Meeting may be adjourned until a quorum is obtained.

Abstentions are counted toward the calculation of a quorum and will have the same effect as a vote against a proposal. Broker non-votes occur when a broker or nominee holding shares for a beneficial owner does not vote on a non-routine proposal because the broker or nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to such proposal. Rule 452 of the New York Stock Exchange, which has been adopted by the NASDAQ Capital Market (“NASDAQ”), provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. Under Rule 452, the uncontested election of directors (Proposal 1) and the non-binding advisory vote on executive compensation (Proposal 2) are considered non-routine matters. If your shares are held by a broker or nominee and you do not provide such voting instructions, your shares will not be voted for Proposals 1 and 2. Please provide instructions to your brokers or nominee on how to vote your shares. Under Rule 452, the ratification of the selection of the independent registered public accounting firm (Proposal 3) is considered a routine matter. Abstentions and broker non-votes will not affect the outcome of the voting on Proposal 3.

Security Ownership of Management and Certain Beneficial Owners

The following table and notes thereto set forth certain information with respect to the shares of Common Stock beneficially owned by: (i) each director of the Company, (ii) all executive officers of the Company, including those listed in the Summary Compensation Table set forth under the caption “Executive Compensation” below, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, as of the Record Date. The address for each director and officer is c/o Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Ownership (1)		Percent of Class Owned Beneficially (2)
Directors:

F. Gardner Parker	246,127	(3)	1.5%

John W. Dalton	1,109,006		6.9%

Parris H. Holmes	892,543		5.6%

David P. Tusa	321,188	(4)	2.0%

Philip C. Zerrillo	410,783		2.6%

Executive Officers:

Diana P. Diaz	93,681	(4)	*

Brandon L. Beaver	85,750	(4)	*

Gregory C. Davis	68,488	(4)	*

Khairan “Al” Aladwani	50,737	(4)	*

Dennis P. Halligan	17,875		*
All executive officers and directors as a group	3,296,178	(4)	20.6%
(10 individuals)

Other:
Pessin Family	1,043,300		6.5%
366 Madison Avenue, 14th Floor
New York, NY 10017

Notes:

(1)

Unless otherwise noted in this table or notes relating hereto, each of the persons named in the table has sole voting and investment power with respect to the shares reported, subject to community property laws, where applicable.

(2)

The percentages indicated are based on (i) 15,482,139 shares of Common Stock issued and outstanding on the Record Date and (ii) outstanding stock options exercisable within 60 days after the Record Date. A “*” indicates less than 1% ownership.

(3)	Mr. Parker has pledged 53,164 shares of Common Stock owned by him as collateral for a personal loan with a commercial bank.
(4)	Includes shares that the following directors and officers have the right to acquire within 60 days upon the exercise of stock options:

Mr. Tusa	232,188

Ms. Diaz	89,931

Mr. Beaver	85,750

Mr. Davis	68,488

Mr. Aladwani	50,737

Mr. Halligan	17,875

Total	544,969

MANAGEMENT

Set forth below is information with respect to each director and executive officer of the Company as of September 21, 2015. The executive officers are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any two directors or executive officers.

Name	Age	Position
Directors:
F. Gardner Parker	73	Chairman of the Board
John W. Dalton (1),(2),(3)	74	Director
Parris H. Holmes (1), (2), (3)	71	Director
David P. Tusa	55	Director, Chief Executive Officer and President
Philip C. Zerrillo (1), (2), (3)	57	Director

Executive Officers:
Brandon L. Beaver	42	Senior Vice President of Sales
Diana P. Diaz	52	Vice President and Chief Financial Officer
Gregory C. Davis	48	Vice President of Operations
Khairan “Al” Aladwani	60	Vice President of Quality Control / Assurance
Dennis P. Halligan(4)	41	Vice President of Marketing

Notes:

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Corporate Governance Committee
(4)	Effective November 20, 2014, Mr. Halligan was appointed as the Company’s Vice President of Marketing.

The following information about the Company’s executive officers and directors details their business experience, including the qualifications, attributes or skills that caused the Board to determine that each such board member should serve as a director of the Company.

F. Gardner Parker has served as a director of the Company since February 2003 and was appointed Chairman of the Board in November 2010. In November 2008, Mr. Parker was named Lead Independent Director. Mr. Parker serves on the board of directors of three other public companies, including: Camden Property Trust, Carrizo Oil & Gas and Hercules Offshore. In the past, Mr. Parker served on the boards of Crown Resources, Blue Dolphin Energy Company, Pinnacle Oil & Gas and Triangle Petroleum Corporation. Mr. Parker was previously with Ernst & Ernst (now Ernst &Young LLP) for 14 years, seven of which he served as a partner. Mr. Parker is a 2011 National Association of Corporate Directors (“NACD”) Board Leadership Fellow (through December 2013), completing a program of study for experienced corporate directors covering leading practices for boards and committees. Mr. Parker brings to the Board of Directors an extensive background in accounting and tax matters, experience as a director on the boards and audit committees of numerous public and private companies, and financial experience through his involvement in structuring private and venture capital investments for the past 25 years.

John W. Dalton has served as a director of the Company since November 2008. Since May of 2004, Mr. Dalton has operated an investment firm, Domaine Capital Properties, where he serves as principal owner and founder. Mr. Dalton serves as the general partner or performs a similar function for a number of other private entities. Prior to May 2004, Mr. Dalton was a Vice President of RBC Dain Rauscher, Inc. (“RBC”), a full-service brokerage and investment firm. Mr. Dalton was employed by RBC for 38 years. Mr. Dalton was a director of Cleveland Bank and Trust from 1976 to 1980. In 1982 Mr. Dalton was appointed by the then Governor of the State of Texas to the Texas Motor Vehicle Commission where he served in various roles including Chairman from 1982 to 1987. Mr. Dalton brings to the Board of Directors extensive experience in capital markets, experience on several private boards as well as involvement in the Texas and Houston business communities.

Parris H. Holmes has served as a director of the Company since July 1998. He previously served on the Company’s Board of Directors from March 1992 until April 1996. Mr. Holmes served as Chairman of the Board and Chief Executive Officer of New Century Equity Holdings Corporation from May 1996 to June 2004. Mr. Holmes served as both Chairman of the Board and Chief Executive Officer of USLD Communications Corp., formerly U.S. Long Distance Corp. (“USLD”), from September 1986 until August 1996, and served as Chairman of the Board of USLD until June 2, 1997. Prior to March 1993, Mr. Holmes also served as President of USLD. Mr. Holmes was a member of the Board of Directors of Princeton eCom Corporation, a leading provider of electronic bill presentment and payment services, from September 1998 until March 2004. Mr. Holmes served as a member of the Board of Directors of Tanisys Technology Inc. from June 1993 through January 2002. Mr. Holmes brings to the Board of Directors extensive experience as a Chief Executive Officer, Chairman and Board member of numerous public and private companies in many industries.

Philip C. Zerrillo, Ph.D. has served as a director of the Company since September 1999. Dr. Zerrillo served, from 1999 to 2004, as Associate Dean and Executive Director of the Executive Education program at the University of Texas in Austin. Dr. Zerrillo has also served, from 2000 to 2002, as the Graduate Business Dean at the University of Texas in Austin. He has served as a visiting professor at several universities, including Northwestern University JL Kellogg Graduate School of Management, Thammasat University (Thailand), Hebrew University (Israel), IMADEC University (Austria), Helsinki School of Economics (Singapore) and The Luiss Guido Carli School of Management (Rome). Dr. Zerrillo is also the author of numerous published articles in the fields of distribution channel management and business system innovation. Dr. Zerrillo is currently a professor at the Singapore Management University where he is Executive Director of Postgraduate Professional Studies and of Case Writing Initiatives. Dr. Zerrillo also consults internationally. Dr. Zerrillo brings to the Board of Directors business and financial expertise gained from a Ph.D. in marketing, extensive international academic appointments and consultation with international businesses as well as strategic business management expertise.

David P. Tusa was appointed President of the Company in June 2010, Chief Executive Officer on September 30, 2010 and a member of the Board of Directors in November 2010. He joined the Company in February 2003 as the Executive Vice President, Chief Financial Officer and Business Development and served in such positions until he was named President of the Company in June 2010. Mr. Tusa was the Executive Vice President and Chief Financial Officer of Billing Concepts Corp. from August 1999 until June 2004. Prior to Billing Concepts, Mr. Tusa was Executive Vice President and Chief Financial Officer of U.S. Legal Support, a provider of litigation support services, during the period from September 1997 to August 1999. Mr. Tusa also served as Senior Vice President and Chief Financial Officer of Serv-Tech, Inc., a publicly-held provider of specialty services to industrial customers in multiple industries, from April 1994 through August 1997. Additionally, Mr. Tusa held various positions with CRSS, Inc., a publicly-held diversified services company from May 1990 through April 1994. Mr. Tusa served as an advisor to the Board of Directors of the Company from October 2001 to February 2003. He is a Certified Public Accountant and holds a BBA from the University of Houston. Mr. Tusa brings to the Board of Directors extensive knowledge of the Company and its operations gained over 10 years of service as an advisor or executive of the company as well as his experience as a senior corporate executive with other high growth public companies, his financial and accounting experience, and his experience as a director of other public companies.

Brandon L. Beaver served as a key member of the sales force of the Company beginning in February 2011 and was appointed Senior Vice President of Sales in October 2013. Prior to his employment with the Company, Mr. Beaver was Assistant Vice President of Sales at NuQuest/Bridge Point, a Medicare secondary payer compliance service provider from May 2010 to February 2011. Prior to NuQuest/Bridge Point, Mr. Beaver was Executive Vice President of Sales and Marketing at AIMS/Allied Care, a third party administrator and managed care company from December 2007 to May 2010. Prior to AIMS/Allied Care, Mr. Beaver served in various sales and sales and marketing leadership roles for nearly 15 years.

Diana P. Diaz, CPA joined the Company in June 2010 as Vice President and Chief Financial Officer. Previously Ms. Diaz served in progressively challenging roles in the health and energy industries including Chief Financial Officer of the University General Hospital in Houston, Texas from 2006 to 2009 and Controller at Memorial Hermann Healthcare System, Texas Medical Center from 2002 to 2006. Prior to that, Ms. Diaz served as Vice President and Controller of the wholesale group at Reliant Energy, Inc. Ms. Diaz was also a Senior Audit Manager at Deloitte where she had more than ten years of experience. She is a Certified Public Accountant and holds an MBA from Rice University and a BBA from the University of Texas.

Gregory C. Davis, Vice President of Operations, served as an information technology consultant to the Company beginning in 2004 and was appointed Director of Information Technology in March 2007. Mr. Davis was promoted to Vice President of Operations in May 2011 with responsibility for the Company’s traditional warehouse, manufacturing and distribution functions, while also managing delivery and integration of the increased data and technology requirements of the Company’s new solution offerings to its existing and new customers. Mr. Davis also continues to manage the information technology functions of the Company. Prior to joining the Company, Mr. Davis was the founder of an information technology company and held various positions in the information technology industry.

Khairan “Al” Aladwani, Vice President of Quality Control/Assurance, joined the Company in March 2008 as the Company’s Senior Vice President of Operations and served in such position until October 1, 2009 at which time he was named Vice President of Quality Control/Assurance. Prior to his employment with the Company, Mr. Aladwani served as Vice President of Operations for Generic Medical Devices (“GMD”), a developer and manufacturer of medical devices. Prior to GMD, Mr. Aladwani served in various operational roles with Cyberonics, Inc. (from 1999 to 2006), Creos Medical and Ohmeda Medical. Mr. Aladwani has extensive medical device, FDA and ISO experience as well as lean manufacturing certification from Purdue University. Mr. Aladwani holds a BA in Business Administration from Kuwait University.

Dennis P. Halligan, Vice President of Marketing, joined the Company in February 2011 as the Company’s Director of Marketing and served in such position until November 20, 2014 at which time he was named Vice President of Marketing. Prior to his employment with the Company, Mr. Halligan was a principal with Stir Creative, a web marketing agency focused on digital branding as well as the development of traditional and ecommerce platforms. Prior to this, he was a Senior Marketing Manager at R.J. Reynolds Tobacco Company, responsible for brand promotions, sales distribution and new product launches in the company’s Texas, Oklahoma and Louisiana markets. Mr. Halligan holds a BS in Marketing from the University of Louisiana at Lafayette.

BOARD OF DIRECTORS

Election of Directors - PROPOSAL ONE (1)

The bylaws of the Company provide that the Board of Directors shall consist of not fewer than three nor more than 10 members and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at the Annual Meeting.

The Corporate Governance Committee of the Board of Directors has nominated the individuals named below to be elected as Directors at the Annual Meeting. Each of the five nominees is presently serving as a Director of the Company. Each of the nominees has agreed to stand for election as a director of the Company, to serve until the Company’s 2016 Annual Meeting of Stockholders or until his respective successor has been duly elected and qualified.

The table below sets forth the names and ages of the nominees for director and the year each nominee first became a Director of the Company. Biographical information on the nominees is set forth under the caption “Management.”

Name (Age)	Director Since
John W. Dalton (74)	2008
Parris H. Holmes (71)	1998
F. Gardner Parker (73)	2003
David P. Tusa (55)	2010
Philip C. Zerrillo (57)	1999

Unless otherwise indicated on any duly executed and dated proxy, the persons named in the enclosed proxy intend to vote the shares that it represents for the election of the nominees listed in the table above for the term specified. The Board of Directors anticipates that the listed nominees will be able and willing to serve, but if any nominee becomes unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee designated by the Board of Directors.

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock, represented in person or by proxy at the Annual Meeting, is required for the election of directors. Assuming the receipt by each such nominee of the affirmative vote of at least a plurality of the shares of Common Stock represented at the Annual Meeting, such nominees will be elected as directors. Proxies will be voted in accordance with the specifications marked thereon, and if no voting instructions are provided, then shares will not be voted for the nominees. The Board of Directors recommends that Stockholders vote “For” the election of the nominees for director.

Board’s Leadership Structure and Role in Risk Oversight

Director Independence The Board has determined that each of Messrs. Parker, Dalton, Holmes, and Zerrillo is an “independent director” within the meaning of the applicable rules of the SEC and NASDAQ. The Audit Committee, Compensation Committee and Corporate Governance Committee of the Board are composed entirely of independent directors.

Succession and Transition David P. Tusa was appointed to the role of Chief Executive Officer effective September 30, 2010. Mr. Tusa has been with the Company for over 11 years and has been a key player in driving the Company’s growth, strengthening the balance sheet and ensuring efficiency in operations. Mr. Tusa has been instrumental in initiating the expansion of the Company’s service offerings to include a route-based pickup service via direct operations or subcontractor relationships and with the development of new solutions including MedSafe, a patent-pending solution for the safe collection, transportation and proper disposal of unwanted and expired prescription medications, including controlled substances from ultimate users. The Board believes Mr. Tusa’s primary role should be to lead and manage the day-to-day operations of the Company. Mr. Tusa has extensive knowledge of the day-to-day operations of the Company and his focus continues to be on expanding the Company’s customer base, expanding relationships with existing customers, and developing strategic relationships and alliances.

F. Gardner Parker was appointed Chairman of the Board (the “Chairman”) in November 2010. The Chairman is expected to organize the Board activities to enable the Board to effectively guide, oversee and hold management accountable. To fulfill that role, the Chairman is expected to create and maintain an effective working relationship with the Chief Executive Officer and other members of the Board; provide the Chief Executive Officer on-going direction as to Board needs, interests and opinions; and ensure that the Board agenda is appropriately directed to the matters of greatest importance to the Company. The Chairman is expected to preserve the distinction between management and oversight, ensuring that management develops a corporate strategy and the Board of Directors reviews and expresses its views on the corporate strategy. In addition, the Chairman’s roles include but are not limited to the following: (i) advising the Chief Executive Officer as to an appropriate schedule of Board meetings, (ii) seeking to ensure that the directors can perform their duties responsibly while not interfering with on-going Company operations, (iii) approving, with the Chief Executive Officer, an agenda and the meeting schedules for the Board of Directors and Board Committee meetings, (iv) advising the Chief Executive Officer as to the quality, quantity and timeliness of the information submitted to the Board by the Company’s management that is necessary or appropriate for the directors to effectively and responsibly perform their duties, (v) calling meetings of the directors, and (vi) acting as the principal liaison between the directors and the Chief Executive Officer on sensitive issues.

Board’s Role in Risk Oversight   The Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. The Board possesses and exercises oversight authority over the business, subject to governing documents and applicable law, but delegates day-to-day management of the Company to the Chief Executive Officer and other executive officers. This structure requires clear and timely communication between the Chief Executive Officer and Chairman regarding management decisions that will impact the Board. Viewed from this perspective, the Board generally oversees risk management, and the Chief Executive Officer and other executive officers manage the material risks that we face. The Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with such strategy.

Risks falling within this area would include but are not limited to business ethics, general business and industry risks, operating risks and financial risks. We have not concentrated within our executive officers responsibility for all risk management in a single risk management officer, but rather rely on various executive and other management personnel to understand, assess, mitigate and generally manage material risks that we face in various areas including capital expenditure plans, liquidity, operations and health, safety and environmental. As necessary, the Chief Executive Officer and other executive officers report to the Board and its committees, as appropriate, regarding material risk and the management of risk facing the Company. The Board monitors the risk management information provided to it and provides feedback to management from time to time.

The Audit Committee assists the Board in the oversight of the integrity of the Company’s financial statements and various matters relating to our publicly available financial information and our internal and independent auditors. The Audit Committee also evaluates related party transactions and potential conflicts of interest for the Company as they arise. The Audit Committee’s role includes receiving information from our employees and others regarding public disclosure, our internal controls over financial reporting and material violations of law. Risks associated with retaining and incentivizing management fall within the scope of the authority of the Compensation Committee, which assists the Board in reviewing and administering compensation, benefits, and incentive and equity-based compensation plans. These committees periodically receive reports from management regarding management’s assessment of risks and report regularly to the full Board regarding such risks.

Meetings, Committees and Committee Reports

Board and Committee Meetings The Board meets on a quarterly basis and holds special meetings whenever circumstances require. The Board held four regularly scheduled quarterly meetings and one special meeting during the fiscal year ended June 30, 2015. The independent Board members meet in executive sessions at each quarterly and special Board of Directors meeting. During 2015, each of the directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served that were held during the period in which he or she served as a director or committee member. The Company does not have a policy regarding director attendance at the Company’s Annual Meeting of Stockholders. All of the directors attended the Company’s 2014 Annual Meeting of Stockholders.

Committees of the Board The Board currently has three standing committees: Audit, Compensation and Corporate Governance.

Audit Committee Report. The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee’s purpose is to assist the Board in its oversight of the Company’s internal controls and financial statements and the audit process. The Board, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable standards of the SEC and NASDAQ. The Audit Committee operates pursuant to a written charter adopted by the Board. The charter of the Audit Committee is available on the Company’s website. The address of the Company’s website is http://www.sharpsinc.com. Mr. Dalton, Mr. Holmes and Dr. Zerrillo (Chairman) are the current members of the Audit Committee. The Board has determined that Dr. Zerrillo is an independent director who, in light of his business experience and financial expertise detailed above, qualifies as an audit committee financial expert, as that term is defined by the SEC and the applicable listing standards of the NASDAQ. The Audit Committee is responsible for pre-approving all services provided by the Company’s independent registered public accounting firm, BDO.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, BDO, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting and Oversight Board (United States). In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and BDO. The Audit Committee has also discussed with BDO the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and has discussed with the independent registered public accounting firm its independence.

In overseeing the preparation of the Company’s financial statements and internal control over financial reporting, the Audit Committee met with both management and BDO to review and discuss all financial statements prior to their issuance, all assessments of internal control over financial reporting and significant accounting issues. Based on the reports, review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

The Audit Committee met four times in the fiscal year ended June 30, 2015.

Philip C. Zerrillo, Ph.D.

John W. Dalton

Parris H. Holmes

Compensation Committee Report. The information contained in this “Compensation Committee Report on Executive Compensation” shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee currently is comprised of three outside directors, Mr. Dalton (Chairman), Mr. Holmes and Dr. Zerrillo, and administers and oversees all aspects of the Company’s Executive Compensation Policy and reports its determinations to the Board. The Compensation Committee operates pursuant to a written charter adopted by the Board. The charter of the Compensation Committee is available on the Company’s website and has been filed with NASDAQ. The address of the Company’s website is http://www.sharpsinc.com. The Compensation Committee has reviewed and discussed the information under the caption “Compensation Discussion and Analysis” with management. Based on the review and discussions described in this Compensation Committee report, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The Compensation Committee met four times during the fiscal year ended June 30, 2015.

John W. Dalton

Parris H. Holmes

Philip C. Zerrillo, Ph.D.

The Corporate Governance Committee is appointed by the Board to ensure that the Board is appropriately constituted to meet its fiduciary obligations to the Company and its stockholders. The Corporate Governance Committee assists in monitoring and shaping the corporate governance of the Company and assists the Board in connection with Board nominations matters. The Corporate Governance Committee evaluates the structure and membership of the Board and its committees and assesses the qualifications of prospective nominees to the Board. In evaluating director candidates, the Corporate Governance Committee considers factors it deems relevant, including, at a minimum, each member and nominee’s general understanding of marketing, finance, accounting, or other elements relevant to the success of a publicly traded company in the current business environment, understanding of our business on an operational level, integrity, education and professional background, and willingness to devote time to the Board’s duties.

In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in these various areas. The Board of Directors oversees Chief Executive Officer and senior management succession planning. The process focuses on building management depth, considers continuity and stability within the Company, and responds to the Company’s evolving needs and changing circumstances.

The Board of Directors does not specifically consider diversity in regards to ethnicity, gender, race, or age in assessing the qualifications of director nominees nor does it have a policy regarding diversity of nominee candidates. However, as stated above, the Corporate Governance Committee does consider the diversity of professional experiences and the background of nominees, both individually, and in the context of the whole Board.

The Corporate Governance Committee periodically reviews and assesses the adequacy of the Company’s Code of Ethics and makes recommendations to the Board regarding any amendments, modifications or waivers of the provisions thereof.

The Corporate Governance Committee is composed of three members of the Board, each of whom meets the independence requirements under the applicable listing standards of NASDAQ and the SEC. Messrs. Holmes (Chairman), Dalton and Zerrillo are the current members of the Corporate Governance committee. The Board has adopted a written charter for the Corporate Governance Committee. The charter of the Corporate Governance Committee is available on the Company’s website. The address of the Company’s website is http://www.sharpsinc.com. In addition to the responsibilities and functions described above, the Corporate Governance Committee also:

●	recommends a slate of director nominees for approval by the Board and election by the stockholders in connection with the Company’s Annual Meeting of Stockholders;
●	reviews stockholder nominations for candidacy to the Board, if any, and any stockholder proposals affecting corporate governance and makes recommendations to the Board accordingly;
●	periodically reviews overall corporate governance principles, procedures and practices of the Company and makes recommendations to the Board as appropriate;
●	periodically reviews and reports to the Board on the effectiveness of the Company’s corporate governance;
●

periodically reviews the charter of the Corporate Governance Committee, the Company’s certificate of incorporation, bylaws and other corporate governance documents and recommends any changes or amendments to the Board, as the Committee deems appropriate, including changes necessary to satisfy any applicable requirements of NASDAQ, the SEC and any other regulatory requirements;

●	monitors the independence of directors under all applicable rules and regulations;
●	reviews any potential conflicts of interest between the directors or the executive officers and the interests of the Company;
●	oversees and reviews the Company’s processes for providing information to the Board so that the Board obtains appropriately detailed information in a timely fashion; and
●	provides a report of the Corporate Governance Committee’s activities to the full Board not less than once per year.

In addition to the responsibilities listed above, the Corporate Governance Committee undertakes such other duties as the Board delegates to it and performs such other activities as are consistent with the charter of the Corporate Governance Committee.

Stockholders desiring to make recommendations for candidacy to the Board should submit such recommendations to Diana P. Diaz, Corporate Secretary, Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054. The Corporate Governance Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

The Corporate Governance Committee met one time during the fiscal year ended June 30, 2015.

Director Compensation

The following table provides information about compensation earned for the fiscal year ended June 30, 2015 by non-employee members of the Board of Directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Grants ($) (1)	Restricted Stock Grants (#) (2) (3)	Total Compensation ($)
John W. Dalton	$40,000	$54,561	12,623	$94,561
Parris H. Holmes	$40,000	$53,483	12,247	$93,483
F. Gardner Parker	$60,000	$64,200	15,000	$124,200
Renee P. Tannenbaum	$10,000	$-	2,812	$10,000
Philip C. Zerrillo	$40,000	$54,561	12,561	$94,561

Notes:

(1)

As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense required by FASB ASC Topic 718 Stock-Based Compensation. The directors’ restricted shares were granted and vest quarterly for their service from October 1, 2014 through September 30, 2015.

(2)	Restricted stock grants include the final vesting for shares granted on November 21, 2013 for service from July 1, 2014 through September 30, 2014.
(3)

Restricted shares were granted on November 20, 2014 and vest quarterly for service from October 1, 2014 through September 30, 2015. Amounts exclude shares which vest after June 30, 2015. The aggregate number of unvested restricted shares held by each non-employee director as of June 30, 2015 was as follows: Mr. Dalton (3,187 shares), Mr. Holmes (3,124 shares), Mr. Parker (3,750 shares), and Dr. Zerrillo (3,187 shares).

Non-Employee Board of Director Compensation Policy On November 20, 2014, the Compensation Committee approved Board of Director compensation for the Company’s non-employee directors effective for the service period from October 1, 2014 through September 30, 2015, paid or issued quarterly (except for special board meetings) as follows:

	Chairman of the Board	Board Member	Committee Chair	Committee Member

Quarterly Cash Retainer ($)	$15,000	$10,000
Quarterly Restricted Stock Awards (shares):
Board Membership	2,500	2,500
Chairman of the Board	1,250
Audit Committee			375	187
Compensation Committee			375	187
Corporate Governance Committee			250	125
Cash Fees for Special Meetings ($)	$1,000	$1,000

The Compensation Committee is expected to establish a Non-Employee Board of Directors Compensation Policy for the period subsequent to September 30, 2015 consistent with that established on November 20, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table included below in this proxy statement for the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the four other executive officers of the Company who had the highest total compensation for fiscal 2015 as set forth in such table (these six executive officers being collectively referred to below as the “Named Executive Officers”). This Compensation Discussion and Analysis will discuss corporate and individual performance, targets and goals for senior executive officers, including the Named Executive Officers. These targets, goals and performance are disclosed in the limited context of the Company’s executive compensation program. You should not interpret them as statements of the Company’s expectations or as any form of guidance. We caution you not to apply the statements or disclosures in the Compensation and Discussion Analysis in any other context.

Overview of 2015 Company Performance Fiscal year 2015 was a pivotal year as we have transformed the Company into a leading full-service provider of comprehensive waste management services including the management of medical, pharmaceutical and hazardous waste. In July 2015, we augmented our network of medical and hazardous waste service providers with an acquisition of a route-based pickup service in the northeast serving Pennsylvania, Maryland and parts of Ohio. Additionally, we began to service parts of Texas and Louisiana with route-based pickup service. With the addition of these route-based pickup regions and the network of medical and hazardous waste service providers servicing the entire U.S., we offer customers a blended product portfolio to effectively manage multi-site and multi-sized locations, including those that generate larger quantities of waste. The network has had a significant positive impact on our pipeline of sales opportunities — over 60% of this pipeline is attributable to opportunities providing comprehensive waste management service offerings where both the mailback and pickup service are integrated into the offering. We are now positioned to address the needs of multiple markets including pharmaceutical manufacturers, home healthcare providers, assisted living/long-term care facilities, retail pharmacies and clinics and the professional market which is comprised of physicians, dentists, and veterinary practices. While medical, pharmaceutical and hazardous waste challenges continue to multiply across the country, our ability to provide complete solutions has strengthened our position in our target markets. We offer clients a blended product portfolio to effectively target current and prospective customers with multi-site and multi-sized locations including those that generate larger quantities of medical and hazardous waste. The offering includes a single point of contact, consolidated billing, regulatory support and complete integration of our Sharps Tracer System. The Company believes the comprehensive offering will continue to assist the Company in landing larger opportunities whereby the customer has both large and small quantity facilities generating medical waste, used healthcare materials and hazardous waste. We have seen continued success from the execution of this strategy during fiscal year 2015, and expect it to drive further growth and stockholder value in years to come.

The passage of new regulations for ultimate user medication disposal allows the Company to offer new solutions (MedSafe and TakeAway Medication Recovery System envelopes) that meet the regulations for ultimate user controlled substances disposal (Schedules II-V) to retail pharmacies, assisted living and hospice as well as governmental agencies that provide similar services.

Solid Growth – Stable Performance The Company recorded revenue of $30.9 million in fiscal 2015, an increase of 16% compared to revenue of $26.6 million in fiscal 2014. Customer billings increased 18% to $31.5 million in fiscal 2015 reflecting strong growth in our key target markets including a 36% increase in Retail billings, a 255% increase in Government billings, a 30% increase in Pharmaceutical

Manufacturer billings, and a 17% increase in Professional billings. Operating income increased to $1.2 million for fiscal year 2015 compared to $1.0 million for fiscal year 2014. Operating income for fiscal year 2014 was positively impacted by a $1.5 million legal settlement related to the Company’s claims against the U.S. government related to a contract termination. Without the impact of the prior year legal settlement, operating income increased $1.8 million over the prior year resulting from higher billings along with improved gross margin due to greater operating leverage gained from higher revenue.

The increase in Retail market billings to $8.7 million in fiscal year 2015 is due to increases in flu shot related business. The growing trend of retail pharmacies expanding their healthcare services and the Company’s estimated 75% market share in this segment drive growth for the Company.

The increase in Government market billings to $1.8 million is primarily related to increased sales of the Company’s Takeaway Medication Recovery System envelopes and MedSafe solutions to multiple government agencies.

The increase in Pharmaceutical Manufacturer market billings to $4.9 million in fiscal year 2015 is due to continued rollout, including resupply orders, of several patient support programs including three new patient support program launches in the current year. The programs include the direct fulfillment of the Sharps Recovery System to the pharmaceutical manufacturers’ program participants, which provides the proper containment, return and treatment of the needles or injection devices utilized in therapy. The Company expects to launch two additional patient support programs for new drug therapies over fiscal year 2016. We believe the Company is the leader in providing solutions of this type to this market.

The increase in Professional market billings to $6.2 million in fiscal year 2015 is a result of continued targeted telemarketing initiatives and promotional activities to educate doctors, dentists, veterinarians and other healthcare professionals about the favorable economics and convenience of the Company’s Sharps Recovery System.

Capturing Opportunities – Creating Growth The Company is well positioned to benefit from the continuing changes in healthcare delivery from traditional to alternative sites, from the aging population and from increasing regulations related to the disposal of unused medications and medical waste. Likewise, we continue to build our already strong position with pharmaceutical manufacturers in providing patient medication adherence, increasing patient engagement and enhancing branding.

The Company believes that the initiatives discussed in this section and launched in fiscal year 2015 will be critical components to achieving expected revenue growth in fiscal year 2016 and beyond.

2015 Compensation Actions Related to Named Executive Officers During the year ended June 30, 2015 and as detailed more in the Summary Compensation Table, the following compensation related actions occurred:

➢	Options to purchase the Company’s stock were granted to Mr. Tusa, Ms. Diaz, Mr. Beaver, Mr. Davis, Mr. Aladwani and Mr. Halligan.
➢	Options to purchase the Company’s stock were granted to Mr. Halligan in conjunction with his appointment as Vice President of Marketing of the Company on November 20, 2014.
➢	Cash bonuses of $250,000 were awarded on a discretionary basis in August 2014.
➢	Cash bonuses of $96,750 were awarded for fiscal year 2015.

Role of the Compensation Committee The Compensation Committee’s overall goal is to develop executive compensation policies that are consistent with, and linked to, the Company’s strategic business objectives and values. The Compensation Committee approves the design of, assesses the effectiveness of and administers executive compensation programs in support of the Company’s compensation policies. At least annually, the Company’s Chief Executive Officer reports to the Compensation Committee an evaluation of executive performance and a recommendation regarding salary and other remuneration for executives. The Compensation Committee considers these evaluations and recommendations during its regularly scheduled sessions, and may choose to adopt the recommendations or modify them at its sole discretion. The

Compensation Committee reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

Role of the Compensation Consultant Pursuant to its charter, the Compensation Committee is authorized to engage, at the expense of the Company, a compensation consultant to provide independent advice, support, and expertise to assist the Compensation Committee in overseeing and reviewing our overall executive compensation strategy, structure, policies and programs, and to assess whether our compensation structure establishes appropriate incentives for management and other key employees. AG Ferguson LLC, a Texas limited liability company (“AG Ferguson”), an independent compensation consultant to the Compensation Committee, was engaged to assist with executive pay decisions and work with the Compensation Committee to formulate the design of the executive compensation program for 2015. AG Ferguson reported directly to the Compensation Committee and provided no other remunerated services to the Company or any of its affiliates. In accordance with SEC rules and requirements, the Company affirmatively determined that no conflicts of interest exist between the Company and AG Ferguson (or any individuals working on the Company’s account on AG Ferguson’s behalf). Total fees paid to AG Ferguson for the fiscal year ended June 30, 2015 were $33,000. The Company is not currently utilizing an independent compensation consultant.

Consideration of Recent Stockholder Advisory Votes on Executive Compensation At the Company’s most recent annual meeting of stockholders held on November 20, 2014, the Company’s stockholders approved by a favorable vote of 97.2% of the shares voted on such proposal, the compensation of the Company’s Named Executive Officers as described in the Company’s proxy statement for such annual meeting. Although this vote is non-binding, the Compensation Committee viewed this strong endorsement of the executive compensation philosophy, policies and decisions as an additional factor supporting the Compensation Committee’s conclusion that the existing approach to executive compensation is appropriate and successful for the Company.

Compensation Philosophy The Company’s executive compensation policies have four primary objectives: (i) to attract and retain highly competent executives to manage the Company’s business, (ii) to offer executives appropriate incentives for accomplishment of the Company’s business objectives and strategy, (iii) to encourage stock ownership by executives to enhance mutuality of interest with stockholders and (iv) to maximize long-term stockholder value.

Elements of Compensation The key elements of the Company’s executive compensation are base salary and an annual compensation pool that includes both cash bonuses (short-term) and stock options (long-term). These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive’s total compensation package.

Base Salary Base salaries for executives are determined initially by evaluating the executive’s level of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive’s efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers and vendors and demonstrating leadership abilities among co-workers.

Annual Incentives Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include Company performance versus expectations, as well as individual accomplishments.

On March 4, 2015, the Compensation Committee approved an Annual Incentive Plan effective for fiscal year 2015 (ending June 30, 2015) (the “AIP”). The AIP replaced in its entirety the prior executive incentive compensation plan. The AIP, which includes the Company’s Named Executive Officers as participants, is designed to provide annual incentive compensation opportunity for key executives in exchange for the Company achieving key financial and other goals (ex., annual Budget). The AIP is summarized as follows:

Eligibility – For fiscal year 2015, the AIP covers the six executive officers of the Company.

Award Opportunities - Each AIP participant was assigned a cash award target (expressed as percentages of salary) and a stock option award target.

In August 2015, after the Company’s earnings release for the 2015 fiscal year, each participant’s salary rate at the end of the most recently completed fiscal year was multiplied by the actual AIP award percentage achieved to determine the total cash and stock option AIP awards earned for the most recently completed performance cycle.

Performance Measures – The AIP performance targets included the following for fiscal year 2015:

●	Achievement of Annual Budgeted Revenue – weighted 50%
●	Achievement of Annual Budgeted Pre-Tax Profit – weighted 25%
●	Discretionary portion – weighted 25% – determined by the Committee based on achievement of personal or other goals

In addition to the AIP performance targets, the Committee and the Company’s CEO established minimum acceptable and outstanding AIP goals as follows:

●	Minimum Acceptable – 90% or above of the performance target for 2015
●	Target – AIP performance target (achievement of 100% of goals)
●	Outstanding – Performance over 100% up to 150% will be paid at 100% to 150% of the AIP performance target

Awards – The AIP award calculations consist of (i) a percentage of annual salary to determine the cash award (ranging from 20% - 40% of salary) and (ii) equity awards in the form of stock options whereby up to 8.7% of the outstanding shares may be awarded, in aggregate, to participating executives (includes previously awarded and outstanding stock option awards). In August 2015, cash bonuses of $96,750 were paid out and 34,890 stock options were awarded to AIP participants.

On September 10, 2015, the Compensation Committee approved a Compensation and Incentive Plan effective for fiscal year 2016 (ending June 30, 2016) (the “CIP”). The CIP replaces in its entirety the prior AIP. The CIP, which includes the Company’s Named Executive Officers as participants, is designed to provide an annual incentive compensation opportunity for key executives in exchange for the Company achieving key financial and other goals (ex., annual Budget). The CIP is summarized as follows:

Award Opportunities – Effective for the fiscal year 2016, the covered participants will be eligible for a cash incentive bonus pool ($390,000 for 2016 of which 40% is applicable to the CEO and 60% is allocable to the other covered participants based on a recommendation by the CEO and approved by the Committee) and a stock option pool (300,000 stock options for 2016 of which 120,000 stock options are applicable to the CEO and 180,000 stock options which are allocated to other covered participants based on a recommendation by the CEO and approved by the Committee). Within 30 days after the Company’s earnings release for the most recently completed fiscal year, the actual CIP award performance will be calculated to determine the total cash and stock option CIP awards earned for the most recently completed performance cycle.

Performance Measures – The CIP performance targets include the following for fiscal 2016:

●	Achievement of Annual Budgeted Revenue – weighted 50%
●	Achievement of Annual Budgeted Pre-Tax Profit – weighted 25%
●	Discretionary Portion – weighted 25% – recommended by the CEO and approved by the Committee based on achievement of personal or other goals

The Company must achieve at least 90% of budget for a minimum payout calculated as:

●	10% payout for performance at 90% up to 94.9% of budget
●	50% payout for performance at 95% up to 99.9% of budget
●	100% payout for performance at 100% of budget

Performance above 100% up to 150% will be paid at 100% to 150% of the CIP performance target for the cash portion of the award and an additional discretionary amount for the stock option portion of the award.

EXECUTIVE COMPENSATION TABLES AND RELATED INFORMATION

The following table sets forth compensation earned by the Company’s Named Executive Officers for the fiscal years ended June 30, 2015, 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($) (1)	Stock Option Awards ($) (2)		All Other Comp ($) (5)	Total

David P.Tusa
Chief Executive Officer and President	2015	$300,000		$136,000	$334,225		$19,761	$789,986
(Principal Executive Officer)	2014	$300,000		$-	$31,199		$18,469	$349,668
	2013	$300,000		$-	$11,885		$18,314	$330,199
Diana P. Diaz
Vice President and Chief Financial Officer	2015	$190,000		$64,250	$99,242		$2,850	$356,342
(Principal Financial and Accounting Officer)	2014	$190,000		$-	$18,719		$2,850	$211,569
	2013	$190,000		$-	$3,778		$2,850	$196,628
Brandon L. Beaver
Senior Vice President of Sales	2015	$210,000		$68,900	$92,082		$10,948	$381,929
	2014	$192,370	(3)	-	$93,683	(3)	$42,126	$328,179
Gregory C. Davis
Vice President of Operations	2015	$170,000		$35,200	$33,953		$7,896	$247,050
	2014	$170,000		$-	$14,039		$7,896	$191,935
	2013	$170,000		$-	$7,025		$7,801	$184,826
Khairan “Al” Aladwani
Vice President of Quality Control/ Assurance	2015	$170,000		$35,200	$37,416		$2,550	$245,166
	2014	$170,000		$-	$14,039		$2,550	$186,589
	2013	$170,000		$-	$7,025		$2,342	$179,367
Dennis P. Halligan
Vice President of Marketing	2015	$110,323	(4)	$7,200	$43,403	(4)	$-	$160,926

Notes:

(1)

Bonuses are reported for the fiscal year earned even if paid in the following fiscal year. In August 2014, cash bonuses of $250,000 were awarded by the Company to certain Named Executive Officers on a discretionary basis. Such amounts were paid and expensed in August 2014. In August 2015, cash bonuses of $96,750 were paid out for AIP awards related to fiscal year 2015.

(2)

As required by SEC rules, amounts in this column represent the aggregate grant date fair value of stock-based compensation expense as required by FASB Topic 718 Stock Based Compensation. The assumptions used to determine the aggregate grant date value can be found in the Company’s Form 10-K under the Notes to the Consolidated Financial Statements - Note 2. Summary of Significant Accounting Policies.

(3)

Mr. Beaver was appointed Senior Vice President of Sales of the Company in October 2013. In conjunction with his appointment as Senior Vice President of Sales of the Company, Mr. Beaver’s base salary increased to $210,000 and he was granted 100,000 stock options

(4)

Mr. Halligan was appointed Vice President of Marketing of the Company in November 2014. In conjunction with his appointment as Vice President of Marketing of the Company, Mr. Halligan’s base salary increased to $120,000 and he was granted 25,000 stock options.

(5)	Amount includes the following Company-paid amounts included in all other compensation:

Named Executive Officer	FY	Medical- Related Insurance Premiums	401(k) Matching Funds	Vehicle Expense	Commissions (6)	Total

David P. Tusa	2015	$5,700	$4,586	$9,476	$-	$19,761
	2014	$5,700	$2,646	$10,123	$-	$18,469
	2013	$5,354	$4,552	$8,408	$-	$18,314

Diana P. Diaz	2015	$-	$2,850	$-	$-	$2,850
	2014	$-	$2,850	$-	$-	$2,850
	2013	$-	$2,850	$-	$-	$2,850

Brandon L. Beaver	2015	$8,220	$2,728	$-	$-	$10,948
	2014	$5,375	$2,895	$-	$33,856	$42,126

Gregory C. Davis	2015	$5,700	$2,196	$-	$-	$7,896
	2014	$5,700	$2,196	$-	$-	$7,896
	2013	$5,354	$2,447	$-	$-	$7,801

Khairan “Al” Aladwani	2015	$-	$2,550	$-	$-	$2,550
	2014	$-	$2,550	$-	$-	$2,550
	2013	$-	$2,341	$-	$-	$2,341

Dennis P. Halligan	2015	$-	$-	$-	$-	$-

(6)	Amount represents commissions earned by Mr. Beaver before his appointment to Senior Vice President of Sales.

The following table provides information about option awards granted to the Named Executive Officers during the fiscal year ended June 30, 2015. There were no stock awards or non-equity incentive plan awards granted during the year.

Grants of Plan-Based Awards Table

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

David P.Tusa	11/20/2014	120,000	(1)	$4.30	$149,736
	03/18/2015	100,000	(3)	$5.73	$166,354
Diana P. Diaz	11/20/2014	65,000	(1)	$4.30	$81,107
Brandon L. Beaver	11/20/2014	65,000	(1)	$4.30	$81,107
Gregory C. Davis	11/20/2014	25,000	(1)	$4.30	$31,195
Khairan “Al” Aladwani	11/20/2014	25,000	(1)	$4.30	$31,195
Dennis P. Halligan	11/20/2014	25,000	(2)	$4.28	$31,372

Notes:

(1)	Options to purchase shares were granted on November 20, 2014 by the Compensation Committee.
(2)	Options to purchase shares were granted on November 20, 2014 to Mr. Halligan in conjunction with his appointment as Vice President of Marketing of the Company.
(3)	Options to purchase shares were granted on March 18, 2015 by the Compensation Committee.

The following table provides information about the outstanding options held by the Named Executive Officers as of June 30, 2015.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Option Grant Date

David P.Tusa	50,000	-	$ 2.10	11/6/2015	11/6/2008
	30,000	-	$ 8.50	7/28/2016	7/28/2009
	50,000	-	$ 4.45	6/14/2017	6/14/2010
	82,031	27,344	$ 3.98	11/17/2018	11/17/2011
	5,625	5,625	$ 3.05	11/7/2019	11/7/2012
	5,000	15,000	$ 4.84	11/21/2020	11/21/2013
	-	120,000	$ 4.30	11/20/2021	11/20/2014
	-	100,000	$ 5.73	3/18/2022	3/18/2015

Diana P. Diaz	50,000	-	$ 4.45	6/14/2017	6/14/2010
	22,500	7,500	$ 3.98	11/17/2018	11/17/2011
	1,788	1,787	$ 3.05	11/7/2019	11/7/2012
	3,000	9,000	$ 4.84	11/21/2020	11/21/2013
	-	65,000	$ 4.30	11/20/2021	11/20/2014

Brandon L. Beaver	25,000	-	$ 4.16	5/27/2018	5/27/2011
	2,250	750	$ 3.98	11/17/2018	11/17/2011
	1,000	1,000	$ 3.05	11/7/2019	11/7/2012
	12,500	12,500	$ 2.80	2/26/2020	2/26/2013
	25,000	75,000	$ 3.01	10/21/2020	10/21/2013
	-	65,000	$ 4.30	11/20/2021	11/20/2014

Gregory C. Davis	6,250	-	$ 8.50	7/28/2016	7/28/2009
	6,500	-	$ 4.65	11/29/2017	11/29/2010
	35,000	-	$ 4.37	5/18/2018	5/18/2011
	3,750	1,250	$ 3.98	11/17/2018	11/17/2011
	3,325	3,325	$ 3.05	11/7/2019	11/7/2012
	2,250	6,750	$ 4.84	11/21/2020	11/21/2013
	-	25,000	$ 4.30	11/20/2021	11/20/2014

Khairan “Al” Aladwani	20,000	-	$ 8.50	7/28/2016	7/28/2009
	15,000	-	$ 4.65	11/29/2017	11/29/2010
	3,325	3,325	$ 3.05	11/7/2019	11/7/2012
	2,250	6,750	$ 4.84	11/21/2020	11/21/2013
	-	25,000	$ 4.30	11/20/2021	11/20/2014

Dennis P. Halligan	2,500	-	$ 4.33	5/9/2018	5/9/2011
	2,250	750	$ 3.98	11/17/2018	11/17/2011
	1,000	1,000	$ 3.05	11/7/2019	11/7/2012
	1,250	3,750	$ 4.84	11/21/2020	11/21/2013
	-	8,500	$ 4.32	8/26/2021	8/26/2014
	-	25,000	$ 4.28	11/20/2021	11/20/2014

Notes:

(1)	Options vest in equal annual installments over the four years after the option grant date.

The following table shows for each of the Named Executive Officers the aggregate number of any options exercised and the value realized (market value of the underlying shares on exercise minus the exercise price). The Company has not awarded shares of restricted stock or similar rights to any of our Named Executive Officers, and accordingly no such shares, units or rights vested during fiscal year 2015.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Exercise

David P.Tusa	-	$-	-	$ -
Diana P. Diaz	-	$-	-	$ -
Brandon L. Beaver	-	$-	-	$ -
Gregory C. Davis	-	$-	-	$ -
Khairan “Al” Aladwani	16,667	$32,417	-	$ -
Dennis P. Halligan	-	$-	-	$ -

Equity Compensation Plan Information

The following table provides information as of June 30, 2015 regarding the equity compensation plans under which the Company’s equity securities are authorized for issuance.

Equity Compensation Plan Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)

2010 Stock Plan as approved by stockholders (1) (2)	1,085,245	$4.20	1,597,030

(1)

Represents stock options issued under the Sharps Compliance Corp. 2010 Stock Plan (the “2010 Stock Plan”). The 2010 Stock Plan which was approved by stockholders in November 2010 replaced the 1993 Stock Plan in November 2010. There are 302,558 stock options issued under the 1993 Stock Plan (with a weighted average exercise price of $5.31) which remain outstanding subsequent to the replacement of the 1993 Stock Plan.

(2)	Number of securities to be issued and weighted average exercise price include the effect of 13,248 shares of restricted stock issued to the Board of Directors.

Sharps Compliance Corp. 2010 Stock Plan

General. The 2010 Stock Plan, approved by the stockholders of the Company, is intended to advance the best interests of the Company and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company. The 2010 Stock Plan permits the grant of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), restricted stock, restricted stock unit awards (“RSUs”), other stock-based awards and cash-based awards (individually or collectively, the “Awards”). Grants of ISOs are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986 as amended. The 2010 Stock Plan includes a forfeiture provision which allows the Administrator (as defined below), under certain circumstances, to cancel unexercised stock awards previously granted to a participant.

Shares Subject to the 2010 Stock Plan. The 2010 Stock Plan provides for the issuance of up to 3,000,000 shares of the Company’s common stock, of which 1,597,030 are available for issuance under the 2010 Stock Plan.

Administration. The 2010 Stock Plan is administered by the Compensation Committee, except in the case of awards issued to directors, which are administered by the Board (individually or collectively, the “Administrator”). Subject to the terms of the 2010 Stock Plan, the Administrator has the authority to determine the persons to whom Awards will be granted; the number and exercise price of shares of stock covered in each Award; the terms, provisions and conditions of each Award; acceleration of vesting; and all other determinations and actions necessary to properly administer the plan. The Administrator may authorize one or more officers of the Company to designate employees to receive Awards as well as the size of such Awards, subject to certain limitations.

Eligibility. Awards may be granted to employees and directors of the Company, except for ISOs which can only be awarded to key employees. Awards other than ISOs may also be granted to persons who are expected to become key employees within six months.

Awards. Options and Restricted Stock Awards may be granted under the 2010 Stock Plan at the discretion of the Administrator. The Administrator specifies the terms and any restrictions on the awards. Other Awards may be granted under the 2010 Stock Plan at the discretion of the Administrator including RSUs and cash based awards. However, these have not been awarded in the past and are not expected to be used under existing incentive plans.

Change in Capital Structure. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Company’s Common Stock or stock rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

Change in Control. In the event of an occurrence of a change in control of the Company as defined in the 2010 Stock Plan, all outstanding ISOs and NQSOs and Restricted Stock Awards granted under the Plan will become fully vested and exercisable and all risk of forfeiture restrictions applicable thereto shall lapse. The effect, if any, of a change in control of the Company on any other Award granted under the Plan will be determined in accordance with the award agreement applicable to such award.

Federal Income Tax Consequences. The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and awards pursuant to the Plan under the law as in effect on the date of this proxy statement. The rules governing the tax treatment of such options and awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the Plan, nor does it address state, local, or non-U.S. taxes.

A participant generally is not required to recognize income on the grant of an Award other than a cash–based award. Instead, ordinary income generally is recognized on the date the option is exercised, or in the case of restricted stock awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the awards. In general, the amount of ordinary income required to be recognized is (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of shares on the exercise date over the exercise price and (b) in the case of restricted stock awards, the amount of cash and/or the fair market value of any shares received in respect thereof, plus the amount of taxes withheld from such amounts. Upon payment of a cash-based award, a participant is required to recognize ordinary income in the amount of the award.

Termination and Amendment of the 2010 Stock Plan. The Board of Directors may terminate or amend the 2010 Stock Plan in any respect or at any time, except that no amendment requiring stockholder approval will be effective without approval of the stockholders as required by applicable law or stock exchange rules.

Sharps Compliance Corp. 1993 Stock Plan. In November 2010, the stockholders of the Company approved the 2010 Stock Plan which replaced the 1993 Stock Plan. As of September 21, 2015, there are 246,258 stock options issued previously under the 1993 Stock Plan which remain outstanding subsequent to the replacement of the 1993 Stock Plan with the 2010 Stock Plan. These stock options have a weighted average exercise price of $6.04 per share.

Employment Contract, Termination of Employment and Change in Control Agreements

The Company appointed David. P. Tusa as CEO on September 30, 2010. On June 14, 2010, the Company promoted Mr. Tusa to President and amended his employment agreement to reflect an increase in annual base salary to $275,000. Effective March 1, 2012 and September 10, 2015, Mr. Tusa’s employment agreement was amended to reflect an increase in annual base salary to $300,000 and $350,000, respectively. Prior to the amendments stated above, Mr. Tusa’s employment agreement, originally dated July 14, 2003, reflected his initial position with the Company as Executive Vice President, Chief Financial Officer and Business Development and periodic salary revisions through August 19, 2005 to a level of $250,000. The amended agreement expires one year from its effective date, subject to automatic annual, one-year extensions. The amended employment agreement further provides that if the Company terminates the employment of Mr. Tusa without cause at any time during the term, Mr. Tusa would be entitled to severance equal to 18 months’ salary, plus a pro-rata portion of any earned bonus. Additionally, Mr. Tusa would be entitled to continuation of all employee benefits until the earlier of the end of the severance period or employment with another organization. In connection with his employment, the Company and Mr. Tusa entered into a Non-Competition and Confidentiality Agreement.

The Company entered into an employment agreement with Diana P. Diaz as the Company’s Vice President and Chief Financial Officer on June 14, 2010 at an annual base salary of $175,000. Effective March 1, 2012 and September 10, 2015, Ms. Diaz’s employment agreement was amended to reflect an increase in annual base salary to $190,000 and $215,000, respectively. The amended employment agreement further provides for severance of six months’ salary should Ms. Diaz be terminated without cause. In connection with her employment, the Company and Ms. Diaz entered into a Non-Competition and Confidentiality Agreement.

The Company entered into an employment agreement with Brandon L. Beaver as the Company’s Senior Vice President of Sales on October 21, 2013 at an annual base salary of $210,000 which was increased to $215,000 in September 2015. In connection with his promotion, Mr. Beaver was awarded a non-qualified stock option to purchase 100,000 shares of the Company’s Common Stock (issued under the 2010 Stock Plan) on October 21, 2013. The options are scheduled to vest a rate of 25.0% per year at each of the first four anniversary dates of Mr. Beaver’s employment agreement, expiring on the seventh anniversary date of Mr. Beaver’s employment agreement. The employment agreement further provides for severance of six months’ salary should Mr. Beaver be terminated without cause. In connection with his employment, the Company and Mr. Beaver entered into a Non-Competition and Confidentiality Agreement.

The Company entered into an employment agreement to promote Gregory C. Davis to Vice President of Operations, on May 18, 2011. The employment agreement provides for a base salary of $170,000 which was increased to $195,000 in September 2015. In connection with his employment, the Company and Mr. Davis entered into a Non-Competition and Confidentiality Agreement.

The Company entered into an employment agreement to promote Khairan “Al” Aladwani to Vice President of Quality Control/Assurance on October 1, 2009. The employment agreement provides for a base salary of $160,000 which was increased to $170,000 in November 2010 and to $195,000 in September 2015. In connection with his employment, the Company and Mr. Aladwani entered into a Non-Competition and Confidentiality Agreement.

The Company entered into an employment agreement to promote Dennis P. Halligan to Vice President of Marketing on November 20, 2014. The employment agreement provides for a base salary of $120,000 which increased to $135,000 in September 2015. Mr. Halligan was awarded a non-qualified stock option to purchase 25,000 shares of the Company’s Common Stock (issued under the 2010 Stock Plan) on November 20, 2014. In connection with his employment, the Company and Mr. Halligan entered into a Non-Competition and Confidentiality Agreement.

Non-Binding Advisory Vote on Executive Compensation - PROPOSAL TWO (2)

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act required the SEC to adopt rules requiring the Company to seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our executive officers disclosed pursuant to Section 14A of the Exchange Act and Item 402 of Regulation S-K.

The Company’s overall goal is to develop executive compensation policies that are consistent with, and linked to, the Company’s strategic business objectives and values. The Company’s executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company’s business, to offer executives appropriate incentives for accomplishment of the Company’s business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The key elements of the Company’s executive compensation are base salary and an annual compensation pool that includes both cash bonuses (short-term) and stock options (long-term).

A detailed discussion of the Company’s executive compensation in 2015 is set forth under the captions “Executive Compensation” and “Compensation Discussion and Analysis.” Stockholders are encouraged to read this material in its entirety to obtain an informed understanding of our executive compensation program.

This proposal, commonly referred to as “say-on-pay,” enables stockholders the opportunity to express their views regarding the Company’s executive compensation program in general and not of any one or more particular elements of that program. Stockholders have the opportunity to vote for, against, or abstain from voting on approval of 2015 executive compensation. This vote is a non-binding advisory vote on 2015 executive compensation. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of Sharps Compliance Corp. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Securities Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.

The Board of Directors recommends that Stockholders vote “For” approval, on an advisory basis, of 2015 executive compensation. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions.

Ratification of Independent Registered Public Accountants – PROPOSAL THREE (3)

Independent Registered Public Accountants UHY LLP (“UHY”) served as our independent registered public accounting firm and audited the financial statements of the Company for the fiscal years ended June 30, 2014 and 2013. The Audit Committee of the Company’s Board of Directors selected UHY to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015, which was ratified by shareholders in November 2014. On December 1, 2014, UHY informed the Company that effective on that date, its Texas practice had been acquired by BDO. As a result of this transaction, on December 1, 2014, UHY resigned as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015.

The audit reports of UHY on the Company’s consolidated financial statements for the years ended June 30, 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion, and these statements were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended June 30, 2014 and 2013, and the subsequent interim period through December 1, 2014, there were no disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, had it not been resolved to the satisfaction of UHY, would have caused UHY to make reference thereto in its reports on the financial statements for such periods. During this time, there have been no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

As a result of the transaction discussed above, the Audit Committee of the Company’s Board of Directors appointed BDO as the successor independent registered public accounting firm on December 1, 2014. Prior to such appointment, the Company had not consulted with BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matter or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K. BDO has advised the Company that it will have in attendance at the Annual Meeting a representative who will respond to appropriate questions presented at such meeting regarding the Company’s financial results and condition at the close of its most recent fiscal year. The representative of the firm will be afforded an opportunity to make a statement if he or she wishes to do so.

Fee Information Fees for professional services provided by our independent registered public accountants in each of the last two fiscal years, in each of the following categories, are:

	Current	Predecessor
	2015	2015	2014

Audit fees	$118,433	$ 11,500	$ 129,500
Audit-related fees	-0-	8,500	-0-
Tax fees	-0-	-0-	-0-
All other fees	-0-	-0-	-0-

	$118,433	$ 20,000	$ 129,500

Fees for audit services include fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and audit-related fees (which include fees for consents and comfort letters provided for registration statements and offerings). There were no fees for tax related services or any other fees billed by the Company’s independent registered public accountants. All of the above noted services performed and fees billed by the Company’s independent registered public accountants were pre-approved in compliance with the Company’s Audit Committee Charter.

Pre-Approval Policies and Procedures In accordance with its charter, the Audit Committee pre-approves all audit services and permissible non-audit services to be performed for us by the Company’s independent registered public accountants. Under this policy, services are pre-approved as follows:

●    Annually, the Company’s independent auditors and management present to the Audit Committee the audit and non-audit services to be provided during the upcoming fiscal year and the estimated fees associated with each such service. The Audit Committee pre-approves or rejects the proposed services and fees as it deems appropriate.

●    If additional audit or non-audit services are presented for pre-approval during the year, the Audit Committee pre-approves or rejects such additional services and the fees associated with such services as it deems appropriate.

●    In deciding whether to pre-approve any proposed services, the Audit Committee considers, (i) potential conflicts of the proposed services with SEC and PCAOB rules on auditor independence, (ii) whether the independent registered public accountants are qualified to perform the proposed services, (iii) the benefits of the proposed services to the Company and (iv) the relationship between fees for audit and non-audit services. The Audit Committee will not approve proposed services that it believes, individually or in the aggregate, may impair the independence of the independent registered public accountants.

●    The independent registered public accountants provide updates regularly with respect to, and the Audit Committee reviews, the services actually provided by the independent registered public accountants and the fees incurred with respect to those services.

Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company’s Board of Directors, the Committee’s selection of BDO as the Company’s independent registered public accounting firm for the current fiscal year is being submitted for ratification by the stockholders at the annual meeting because the Company’s Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of BDO. Even if the selection of BDO is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The Board of Directors recommends that Stockholders vote “For” the ratification of BDO as the Company’s independent registered public accountants for the current fiscal year.

OTHER

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries through fiscal year 2015. None of the Company’s executive officers serves on the board of directors or compensation committee, or any other committee serving an equivalent function, of another entity that employs any member of the Company’s Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of the Section 16(a) reports and all amendment thereto furnished to the Company during the fiscal year ended June 30, 2015, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with.

Stockholders’ Proposals for the 2016 Annual Meeting

Any proposals of holders of Common Stock intended to be presented pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) at the annual meeting of Stockholders to be held in 2016 must be received by the Company, addressed to the Corporate Secretary of the Company at 9220 Kirby Drive, Suite 500, Houston, Texas 77054, by June 2, 2016 to be considered for inclusion in the Company’s proxy statement and form of proxy related to such meeting. After June 2, 2016, notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2016 annual meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

Communications with the Board of Directors

Individuals may communicate with the Company’s Board by submitting a letter addressed to the member or members of the Board to whom the communication is directed, care of the Company’s Corporate Secretary, Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, Texas 77054. All such communications, other than unsolicited commercial solicitations or communications will be forwarded to the appropriate director or directors for review.

Other Matters

As of the date of this Proxy Statement, management does not intend to present any other items of business, and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in accordance with their best judgment on such matters.

Expenses of Solicitation

The cost of preparing, assembling and mailing this proxy-soliciting material is paid by the Company. In addition to solicitation by mail, the Company’s directors, officers and employees may solicit proxies by telephone or other means of communication. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries that hold the voting securities of record, for the forwarding of solicitation materials to be beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

By order of the Board of Directors

Diana P. Diaz
Corporate Secretary
Houston, Texas
October 1, 2015

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY OR PROXIES IN THE SELF-ADDRESSED ENVELOPE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	PROPOSAL TO ELECT FIVE DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THE ELECTION AND QUALIFICATION OF THEIR RESPECTIVE SUCCESSORS.

+
	For	Withhold		For	Withhold		For	Withhold
01 - JOHN W. DALTON	☐	☐	02 - PARRIS H. HOLMES	☐	☐	03 - F. GARDNER PARKER	☐	☐
04 - DAVID P. TUSA	☐	☐	05 - DR. PHILIP C. ZERRILLO	☐	☐

		For	Against	Abstain

2.	TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION ON AN ADVISORY BASIS.	☐	☐	☐

3.	TO RATIFY THE SELECTION BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.	☐	☐	☐

4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please execute this proxy as your name appears hereon. When shares are held by joint tenents, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

025YAD

The Proxy Statement is available at:

http://www.edocumentview.com/SMED

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

REVOCABLE PROXY — SHARPS COMPLIANCE CORP.

ANNUAL MEETING OF STOCKHOLDERS

November 19, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) David P. Tusa and Diana P. Diaz, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and vote, as designated below, all of the shares of the Common Stock, par value $0.01 per share, of Sharps Compliance Corp. (the “Company”) held of record by the undersigned at the close of business on September 21, 2015, at the Annual Meeting of Stockholders to be held on November 19, 2015, or any adjoumment(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). The Board of Directors recommends that votes be cast FOR the election of all the nominees for the Board of Directors, FOR approval of the Company’s executive compensation, FOR the ratification of the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as independent registered public accounting firm for the current fiscal year and in the discretion of the Proxies with respect to any other matter that is properly presented at the meeting. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Board of Directors.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)